Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment No. 4 to Form S-4 of our report dated April 9, 2025 relating to the financial statements of Trailblazer Holdings, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

November 12, 2025